SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)

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         / /      Preliminary Proxy Statement
         / /      Confidential,  for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
         / /      Definitive Proxy Statement
         /X/      Definitive Additional Materials
         / /      Soliciting  Material  Pursuant  to  Section  240.14a-11(c)  or
                  Section 240.14a-12


                               NASHUA CORPORATION
                (Name of Registrant as Specified In Its Charter)

                             THE NEWCASTLE PARTNERS'
                           VALUE REALIZATION COMMITTEE


                   (Name of Persons(s) Filing Proxy Statement)

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         /X/      No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:


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         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:



         (4)      Proposed maximum aggregate value of transaction:


         (5)      Total fee paid:



         / /      Fee paid previously with preliminary materials:



         / /      Check  box if any part of the fee is  offset  as  provided  by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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                                       -2-
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CONTACTS:                                   Mary Ellen Goodall
Mark E. Schwarz                             D. F. King & Co., Inc.
(214) 559-7145                              (212) 269-5550
John A. (Pete) Bricker, Jr.
(214) 369-5004

FOR IMMEDIATE RELEASE

                   ISS RECOMMENDS NASHUA SHAREHOLDERS VOTE FOR
                                NEWCASTLE'S SLATE

            DALLAS, TEXAS, April 18, 2000. Representatives of Newcastle Partners' Value Realization Committee (the "Committee") today announced that Institutional Shareholder Services ("ISS"), the nation's leading investor proxy voting advisory service, has issued a research report recommending that shareholders in Nashua Corporation reject management's nominees for board of directors in favor of the Committee's competing slate. The Committee has been soliciting shareholder support for its nominees who, if elected, would comprise four of the current seven-member Nashua board.

            ISS said in its report:
                        "The  election of directors  is not a referendum  on the
            [Rittenhouse] merger, however. Rather, it is a vote to determine whether or not the board has adequately discharged its duties in terms of stewardship and aiding management in setting long-term strategic direction. On the first score, the board has failed

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            miserably considering that excluding [Chairman and CEO] Mr. Garbacz, four of the remaining six incumbent directors have sat on the board prior to his hiring (three for greater than ten years), and therefore are accountable for the company's sizable losses during that time period.

                        "On the second score,  stewardship and responsiveness to
            shareholder demands, the board has performed even worse."


            The Newcastle  Partners' Value Realization  Committee,  in its proxy materials, recounts Nashua's poor performance and indifference to shareholders. Among the actions with which the Committee takes issue is the board's timing and handling of its recently-announced agreement to purchase Rittenhouse Paper Company. Furthermore, the Committee has stated that, if elected, it is not committed to any preconceived action and seeks only to conduct a shareholder-oriented review of all available options to increase shareholder value.

            Also noted in the ISS report, early yesterday the Committee released to the media a letter that had been sent to Nashua management outlining a compromise resolution to the proxy contest. The Committee proposed that the board postpone closing the Rittenhouse acquisition pending review, remove the company's poison pill, enable shareholders to act by written consent and enable shareholders to call special meetings; in exchange the Committee would withdraw two of its nominees. Within hours of the letter becoming public, management announced the closing of the Rittenhouse transaction. Today, Nashua officially rejected the Committee's compromise proposals as "moot and unacceptable."


            If you have any questions  related to the Newcastle  Partners' Value
Realization   Committee   proxy,   please  call  D.  F.  King  &  Co.,  Inc.  at
1-800-488-8035.
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Availability of Proxy Materials Including Participant Information

The Newcastle Partners Value Realization Committee has filed with the SEC definitive proxy materials to be used to solicit proxies from the stockholders of Nashua Corporation for use at Nashua's 2000 annual meeting of stockholders, which will be held on April 25, 2000. The Newcastle Partners Value Realization Committee strongly advises all Nashua shareholders to read these materials when they receive them because they contain important information.

The proxy statement included in the Newcastle Partners Value Realization Committee's definitive proxy materials, as supplemented, are available for no charge from the SEC's web site at Information relating to the participants in the Newcastle Partners Value Realization Committee's proxy solicitation is contained in the definitive proxy statement.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Such risks and uncertainties include, but are not limited to the Company's future capital needs, and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, and other risks set forth in the Company's filings with the Securities and Exchange Commission. The Newcastle Partners Value Realization Committee assumes no obligation to update the information contained in this press release.

Newcastle Partners, L.P. is a private investment firm based in Dallas, Texas.

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